Exhibit 23.1

Deloitte & Touche LLP 695 Town Center Drive Suite 1000 Costa Mesa, CA 92626 USA Tel: +1 714 436 7100 Fax: +1 714 436 7200 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 27, 2023 relating to the financial statements of CalAmp Corp. and subsidiaries and the effectiveness of CalAmp Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of CalAmp Corp. for the fiscal year ended February 28, 2023.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

September 8, 2023